As filed with the Securities and Exchange Commission on January 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	98-0352587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Willis Group Limited 51 Lime Street, London, England	EC3M 7DQ
(Address of Principal Executive Offices)	(Zip Code)

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Matthew S. Furman, Esq.

General Counsel

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 6th Floor

New York, NY 10281

(212) 915-8249

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) of Willis Towers Watson Public Limited Company (the “Registrant”) is being filed pursuant to General Instruction E of Form S-8 in connection with the amendment to the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (the “2012 Plan”) to increase by 445,656 the number of ordinary shares of the Registrant, $0.000304635 nominal value per share (the “Ordinary Shares”), reserved for issuance under the 2012 Plan.

In connection with the Company’s acquisition of Newfront Insurance Holdings, Inc. (“Newfront”), which became effective January 27, 2026, the Company has assumed the available share reserve under Newfront’s stock incentive plans and converted those shares to Ordinary Shares for issuance under the 2012 Plan for purposes of satisfying obligations under the merger agreement governing the terms of the acquisition to grant share-based awards under the 2012 Plan. The 2012 Plan was amended to reflect the increase to the number of Ordinary Shares reserved for issuance under the 2012 Plan to reflect the additional Ordinary Shares that will become available in connection with the assumption of the Newfront stock plan share reserve described in the foregoing sentence.

These Ordinary Shares are additional securities of the same class as other securities for which previous Registration Statements on Form S-8 were filed with the United States Securities and Exchange Commission (the “Commission”) on May 4, 2012, July 29, 2014 June 10, 2016, and June 8, 2022 with respect to the 2012 Plan.

The information contained in the Registration Statements on Form S-8 originally filed by the Registrant with the Commission (File Nos. 333-181150, 333-197706, 333-211967 and 333-265478), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), are incorporated by reference into this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

(1) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 25, 2025;

(2) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2025, filed with the Commission on April 24, 2025, (ii) June 30, 2025, filed with the Commission on August 1, 2025, and (iii) September  30, 2025, filed with the Commission on October 30, 2025;

(3) The Registrant’s Current Reports on Form 8-K filed with the Commission on the following dates in 2025: January  2, March  3, May  20, October  20, December  16 and December 22; and January 9, 2026 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

(4) The description of the Registrant’s share capital contained in its Registration Statement on Form 8-A filed with the Commission on January 5, 2016, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s articles of association (“Articles”) provide that, subject to applicable law, the Registrant shall indemnify its directors and officers against all liabilities, loss, damage or expense incurred or suffered by such person as a director or officer. The Articles further provide that such indemnified persons shall be indemnified out of the funds of the Registrant against all liabilities incurred or suffered in defending any proceedings, whether civil or criminal, and the Registrant shall pay such amounts unless expressly prohibited by the Irish Companies Act 2014 (the “Irish Companies Act”). To the maximum degree permitted by applicable law, each shareholder and the Registrant are deemed to have waived any claim or right of action against such indemnified persons in respect of their duties, other than claims or rights of action arising from fraud, dishonesty or to recover any gain, personal profit or advantage to which such indemnified person is not legally entitled.

The Articles also require the Registrant, subject to applicable law, to pay expenses incurred by a director or officer in defending any civil or criminal action or proceeding in advance of the final disposition of any such action or proceeding, provided that the indemnified person undertakes to repay the Registrant such amount if it is ultimately determined that such person was not entitled to indemnification. With regard to the Registrant’s indemnification of its directors and its secretary, the Irish Companies Act prescribes that an Irish company may only indemnify an officer for liability attaching to that officer which does not involve negligence, default, breach of duty or breach of trust and any liability incurred by an officer in respect of proceedings in which judgment is given in his or her favor or in which he or she is acquitted or where the court has granted relief, wholly or partially, on the basis that he or she has acted honestly and reasonably and, having regard to the circumstances of the case, ought fairly be excused. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or in any contract between the director or secretary and the Irish company. Irish companies may obtain directors’ and officers’ liability insurance, as well as other types of insurance, for their directors and officers. The Registrant has purchased and maintains a directors’ and officers’ liability policy.

Each of the Registrant and Willis North America Inc., a Delaware corporation, has entered into a deed of indemnity and indemnification agreement, respectively, with each of the directors and certain officers of the Registrant as well as certain individuals serving as directors or officers of the Registrant’s subsidiaries. These arrangements provide for the indemnification of, and advancement of expenses to, the indemnitee by the Registrant and Willis North America Inc., respectively, to the fullest extent permitted by law and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1	Amended and Restated Memorandum and Articles of Association of Willis Towers Watson Public Limited Company (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Company on June 15, 2017)

4.2	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010).

4.3	Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as amended and restated on January 27, 2026)*

5.1	Opinion of Matheson.*

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Willis Towers Watson Public Limited Company.*

23.2	Consent of Matheson (included in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature page of this Registration Statement).

107	Filing Fee Table*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 28, 2026.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

By:	/s/ Matthew S. Furman
Name: Matthew S. Furman
Title: General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Hess, Andrew Krasner, and Mathew S. Furman, each acting alone, as his and her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him and her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement on Form S-8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Carl A. Hess	Chief Executive Officer and Director	1/28/26
Carl A. Hess	(Principal Executive Officer)

/s/ Andrew Krasner	Chief Financial Officer	1/28/26
Andrew Krasner	(Principal Financial Officer)

/s/ Joseph Kurpis	Controller	1/28/26
Joseph Kurpis	(Principal Accounting Officer)

/s/ Dame Inga Beale	Director	1/28/26
Dame Inga Beale

/s/ Fumbi Chima	Director	1/28/26
Fumbi Chima

/s/ Stephen Chipman	Director	1/28/26
Stephen Chipman

/s/ Michael P. Hammond	Director	1/28/26
Michael P. Hammond

/s/ Jacqueline Hunt	Director	1/28/26
Jacqueline Hunt

/s/ Paul Reilly	Director	1/28/26
Paul Reilly

/s/ Michelle R. Swanback	Director	1/28/26
Michelle R. Swanback

/s/ Fredric Tomczyk	Director	1/28/26
Fredric Tomczyk